Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal Year 2024 Results
Significant year-over-year recovery in Net Income and Adjusted EBITDA

Q3 Fiscal Year 2024 Highlights
•Net income attributable to our common shareholder of $121 million, up significantly compared to $12 million in the prior year period; Net income excluding special items was $174 million, up 81% YoY
•Adjusted EBITDA of $454 million, up 33% YoY
•Rolled product shipments of 910 kilotonnes, flat YoY
•Adjusted EBITDA per tonne shipped of $499, up 33% YoY

ATLANTA, February 12, 2024 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the third quarter of fiscal year 2024.
"Novelis delivered a substantial year-over-year improvement in Adjusted EBITDA and Adjusted EBITDA per tonne margin, in line with our expectations of continued margin recovery this fiscal year,” said Steve Fisher, president and CEO, Novelis Inc. “Our unmatched global scale, diversified end market product portfolio and recycling leadership is evident in our strong third quarter results and makes us an essential partner of choice for our customers. These differentiators also allow us to execute our ongoing strategy to invest in growth and organically increase our rolling and recycling capacity to shape a more sustainable future."

Net sales decreased 6% versus the prior year period to $3.9 billion for the third quarter of fiscal year 2024, driven by lower average aluminum prices as shipments were in line with prior year levels. Total flat rolled product shipments were 910 kilotonnes in the third quarter of fiscal year 2024 compared to 908 kilotonnes in the prior year period. Shipments were flat due to a decline in specialties product shipments from muted economic conditions in some markets, though more than offset by continued growth in automotive shipments and a return in demand for beverage packaging sheet.
Net income attributable to our common shareholder significantly improved versus the prior year to $121 million in the third quarter of fiscal year 2024, due primarily to higher Adjusted EBITDA. Adjusted EBITDA increased 33% versus the prior year to $454 million in the third quarter of fiscal year 2024. This significant improvement was primarily driven by favorable metal benefit from recycling, higher pricing, and lower operating costs than the prior year, which was heavily impacted by high inflation and geopolitical instability.
Net cash flow provided by operating activities was $420 million in the first nine months of fiscal year 2024 compared to $309 million in the prior fiscal year period, primarily due to favorable changes in working capital. Adjusted Free Cash Flow was an outflow of $517 million in the first nine months of fiscal year 2024, higher than the prior year period outflow of $170 million due primarily to higher capital expenditures, partially offset by higher cash flow from operating activities. Fiscal year-to-date 2024 capital expenditures total $960 million and reflect the planned increase in strategic investments in new rolling and recycling capacity under construction. The company had a net leverage ratio (Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.7x at the end of the third quarter of fiscal year 2024.
"We continue to expect adjusted EBITDA per tonne to return to a sustainable $525 level beginning this fiscal fourth quarter as shipments seasonally improve and we drive more operating leverage," said Devinder Ahuja, executive vice president and CFO, Novelis Inc. "Looking ahead, we believe there is opportunity for further margin expansion over time as we progress through our current period of disciplined, transformational capital investment to capture market growth."
The company had a strong total liquidity position of $2.1 billion, consisting of $787 million in cash and cash equivalents and $1.4 billion in availability under committed credit facilities, as of December 31, 2023.

Bay Minette Update
Novelis is constructing a state-of-the-art, greenfield rolling and recycling plant in Bay Minette, Alabama, that we anticipate will be able to initially produce 600 kilotonnes of finished goods for the beverage packaging and automotive markets in North America. This is the first fully integrated aluminum plant built in the U.S. in nearly 40 years, and the largest project in company history. With a high level of project engineering complete, and all key equipment and the majority of materials contracted, the project capital cost is now expected to be $4.1 billion, and to commission in the second half of calendar year 2026.
“We are building this plant not just for today, but for the next 40 years and beyond,” said Fisher. “Bay Minette will be a true plant of the future, combining our decades of experience with the latest technology to improve safety, efficiency, and the sustainability of our products, while also providing the ability to double future capacity in a cost-effective manner. With customer contracts for beverage packaging already signed, and automotive contracting proceeding as planned, we remain confident in the double-digit return of this historic investment.”

Third Quarter Fiscal Year 2024 Earnings Conference Call
Novelis will discuss its third quarter fiscal year 2024 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Monday, February 12, 2024. The webcast link, access information and presentation materials can also be found at https://investors.novelis.com/. To view slides and listen to the live webcast, visit:
https://links.ccwebcast.com/?EventId=NOV120224. To participate by telephone, participants are requested to register at:
https://services.choruscall.in/DiamondPassRegistration/register?confirmationNumber=3131628&linkSecurityString=124c689f60

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $18.5 billion in fiscal year 2023. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Net Leverage Ratio, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that the business will only be further strengthened in the coming years as we complete strategic investments under way in new rolling and recycling capacity, including our Bay Minette project, statements regarding future performance, including with respect to Adjusted EBITDA per tonne, our expectations regarding seasonal improvements of shipments, and our expectations regarding future margin expansion and capital investment opportunities. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our inability to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; rises in energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; public health crises, such as the recently experienced COVID-19 pandemic; union disputes and other employee relations issues; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities; exposure to economic and political risk associated with our global operations; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine, attacks on shipping vessels in the Red Sea, and the ongoing conflict in the Gaza Strip; the impact of labor disputes and strikes on our customers could have material adverse effects on our business and financial results; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; security breaches and other disruptions to our information technology networks and systems; increased freight costs on imported products; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, if our exposure to price fluctuations is not adequately hedged under derivative instruments, or if counterparties to our derivative instruments fail to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; risks related to the broad range of environmental, health and safety laws and regulations to which we are subject, and any related exposure to substantial environmental, health and safety costs and liabilities; our failure to comply with laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; and exposure to significant legal proceedings and investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2023	2022	2023	2022
Net sales	$3,935	$4,201	$12,133	$14,089
Cost of goods sold (exclusive of depreciation and amortization)	3,309	3,794	10,287	12,199
Selling, general and administrative expenses	189	164	545	509
Depreciation and amortization	139	133	406	405
Interest expense and amortization of debt issuance costs	73	75	228	198
Research and development expenses	24	23	72	69
Loss on extinguishment of debt, net	—	—	5	—
Restructuring and impairment expenses, net	26	5	33	7
Equity in net loss (income) of non-consolidated affiliates	6	(6)	(1)	(14)
Other (income) expenses, net	(6)	7	(35)	67
	3,760	4,195	11,540	13,440
Income from continuing operations before income tax provision	175	6	593	649
Income tax provision (benefit)	54	(6)	159	146
Net income from continuing operations	121	12	434	503
Loss from discontinued operations, net of tax	—	—	—	(2)
Net income	121	12	434	501
Net loss attributable to noncontrolling interest	—	—	—	(1)
Net income attributable to our common shareholder	$121	$12	$434	$502

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$787	$1,498
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 and $5 as of December 31, 2023, and March 31, 2023, respectively)	1,973	1,751
— related parties	122	156
Inventories	2,677	2,729
Prepaid expenses and other current assets	160	178
Fair value of derivative instruments	136	145
Assets held for sale	1	3
Total current assets	5,856	6,460
Property, plant and equipment, net	5,498	4,900
Goodwill	1,076	1,076
Intangible assets, net	558	589
Investment in and advances to non–consolidated affiliates	918	877
Deferred income tax assets	145	166
Other long-term assets
— third parties	277	293
— related parties	3	3
Total assets	$14,331	$14,364
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$31	$88
Short-term borrowings	552	671
Accounts payable
— third parties	2,785	3,100
— related parties	266	277
Fair value of derivative instruments	173	130
Accrued expenses and other current liabilities	650	633
Total current liabilities	4,457	4,899
Long-term debt, net of current portion	4,883	4,881
Deferred income tax liabilities	263	288
Accrued postretirement benefits	540	554
Other long-term liabilities	302	288
Total liabilities	10,445	10,910
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,100 shares issued and outstanding as of December 31, 2023, and March 31, 2023	—	—
Additional paid-in capital	1,208	1,208
Retained earnings	2,906	2,472
Accumulated other comprehensive loss	(239)	(238)
Total equity of our common shareholder	3,875	3,442
Noncontrolling interest	11	12
Total equity	3,886	3,454
Total liabilities and equity	$14,331	$14,364

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2023	2022
OPERATING ACTIVITIES
Net income	$434	$501
Net loss from discontinued operations	—	(2)
Net income from continuing operations	$434	$503
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	406	405
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(34)	(19)
Loss on sale of assets, net	4	1
Non-cash restructuring and impairment charges	24	5
Loss on extinguishment of debt, net	5	—
Deferred income taxes, net	12	(7)
Equity in net income of non-consolidated affiliates	(1)	(14)
Loss (gain) on foreign exchange remeasurement of debt	14	(8)
Amortization of debt issuance costs and carrying value adjustments	8	12
Other, net	3	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(183)	669
Inventories	61	(96)
Accounts payable	(355)	(1,061)
Other assets	43	(4)
Other liabilities	(21)	(65)
Net cash provided by operating activities – continuing operations	420	321
Net cash used in operating activities – discontinued operations	—	(12)
Net cash provided by operating activities	$420	$309
INVESTING ACTIVITIES
Capital expenditures	$(960)	$(462)
Acquisition of business and other investments, net of cash acquired	—	(4)
Proceeds from sales of assets, third party, net of transaction fees and hedging	—	2
Proceeds from the sale of a business	2	3
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	3	(37)
Proceeds from the settlement of derivative instruments, net	9	5
Other	11	15
Net cash used in investing activities	$(935)	$(478)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$699	$—
Principal payments of long-term and short-term borrowings	(604)	(380)
Revolving credit facilities and other, net	(281)	749
Debt issuance costs	(3)	(6)
Return of capital to our common shareholder	—	(100)
Net cash (used in) provided by financing activities	$(189)	$263
Net (decrease) increase in cash, cash equivalents and restricted cash	(704)	94
Effect of exchange rate changes on cash	(6)	(39)
Cash, cash equivalents and restricted cash — beginning of period	1,511	1,084
Cash, cash equivalents and restricted cash — end of period	$801	$1,139

Cash and cash equivalents	$787	$1,126
Restricted cash (included in other long-term assets)	14	13
Cash, cash equivalents and restricted cash — end of period	$801	$1,139

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,		Year Ended	TTM Ended
(in millions)	2023	2022	2023	2022	March 31, 2023	December 31, 2023
Net income attributable to our common shareholder	$121	$12	$434	$502	$658	$590
Net loss attributable to noncontrolling interests	—	—	—	(1)	(1)	—
Income tax provision (benefit)	54	(6)	159	146	147	160
Interest, net	67	69	211	184	254	281
Depreciation and amortization	139	133	406	405	540	541
EBITDA	$381	$208	$1,210	$1,236	$1,598	$1,572

Adjustment to reconcile proportional consolidation	$8	$13	$33	$40	$53	$46
Unrealized (gains) losses on change in fair value of derivative instruments, net	(15)	1	4	(20)	(23)	1
Realized gains on derivative instruments not included in Adjusted EBITDA	—	(1)	(4)	(3)	(4)	(5)
Loss on extinguishment of debt, net	—	—	5	—	—	5
Restructuring and impairment expenses, net	26	5	33	7	33	59
Loss on sale or disposal of assets, net	4	—	4	1	1	4
Loss from discontinued operations, net of tax	—	—	—	2	2	—
Metal price lag	45	109	62	130	130	62
Other, net	5	6	12	15	21	18
Adjusted EBITDA	$454	$341	$1,359	$1,408	$1,811	$1,762
____________________
(1)The mounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2023, subtracting the amounts for the three months ended December 31, 2022, and adding the amounts for the three months ended December 31, 2023.

The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended December 31,
	2023	2022
Adjusted EBITDA (in millions) (numerator)	$454	$341
Rolled product shipments (in kt) (denominator)	910	908
Adjusted EBITDA per tonne	$499	$376

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2023	2022
Net cash provided by operating activities – continuing operations	$420	$321
Net cash used in investing activities – continuing operations	(935)	(478)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	—	4
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	(5)
Adjusted Free Cash Flow from continuing operations	(517)	(158)
Net cash used in operating activities – discontinued operations	—	(12)
Adjusted Free Cash Flow	$(517)	$(170)

Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	December 31, 2023	March 31, 2023
Long–term debt, net of current portion	$4,883	$4,881
Current portion of long-term debt	31	88
Short-term borrowings	552	671
Cash and cash equivalents	(787)	(1,498)
Net Debt	$4,679	$4,142

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	December 31, 2023	March 31, 2023
Net debt (numerator)	$4,679	$4,142
TTM Adjusted EBITDA (denominator)	$1,762	$1,811
Net Leverage Ratio	2.7	2.3

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2023	2022	2023	2022
Net income from continuing operations	$121	$12	$434	$503
Special Items:
Loss on extinguishment of debt, net	—	—	5	—
Metal price lag	45	109	62	130
Restructuring and impairment expenses, net	26	5	33	7
Tax effect on special items	(18)	(30)	(25)	(34)
Net income from continuing operations, excluding special items	$174	$96	$509	$606

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$165	$59	$81	$150	$(1)	$454

Shipments (in kt)
Rolled products – third party	362	226	150	172	—	910
Rolled products – intersegment	—	4	26	4	(34)	—
Total rolled products	362	230	176	176	(34)	910

Selected Operating Results Three Months Ended December 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$124	$38	$60	$124	$(5)	$341

Shipments (in kt)
Rolled products – third party	380	232	139	157	—	908
Rolled products – intersegment	—	10	2	5	(17)	—
Total rolled products	380	242	141	162	(17)	908

Selected Operating Results Nine Months Ended December 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$539	$247	$250	$327	$(4)	$1,359

Shipments (in kt)
Rolled products – third party	1,122	723	458	419	—	2,722
Rolled products – intersegment	—	13	69	20	(102)	—
Total rolled products	1,122	736	527	439	(102)	2,722

Selected Operating Results Nine Months Ended December 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$542	$195	$267	$407	$(3)	$1,408

Shipments (in kt)
Rolled products – third party	1,152	754	493	455	—	2,854
Rolled products – intersegment	—	28	41	17	(86)	—
Total rolled products	1,152	782	534	472	(86)	2,854